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                                                                     Exhibit 4.3



                                     [DATE]




PERSONAL & CONFIDENTIAL


[GRANTEE]




Dear ___________:

Re:      Dreco Energy Services Ltd. - Grant of Option

         This will confirm that, on [DATE], the Board of Directors of Dreco Energy Services Ltd. (the "Corporation") approved the grant to you of an option (the "Option") to purchase Class "A" Common Shares of the Corporation. The grant of the Option to you is subject to the approval thereof by The Toronto Stock Exchange and by the shareholders of the Corporation.

         The particulars of the Option are as follows:

         (a)     Option Date:                     ________________________;

         (b)     Number of Option Shares:         ___________ Class "A" Common
                                                  Shares;

         (c)     Option Price:                    ___________ (U.S.)
                                                  per Class "A" Common Share
                                                  (which represents the market
                                                  price of the Class "A" Common
                                                  Shares on the Option Date);

         (d)     Option Expiry Date:              ________________________;

    The Option shall be subject to the terms and conditions attached hereto.
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         Please acknowledge your acceptance of the grant of the Option to you on the terms and conditions set forth herein where indicated below and forward the original of this letter to R.L. Phillips, Q.C. for safekeeping.

                                        Yours very truly,



                                        F.W. Pheasey,
                                        Chairman of the Board



                                        F.L. Kobie, President
                                        and Chief Executive Officer

The grant of the Option on the
terms and conditions set forth
herein is hereby accepted.


__________________________
Name

[DATE]
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                         TERMS AND CONDITIONS OF OPTION

1. The Optionee may exercise the Option by delivery of notice of such exercise to the Corporation specifying the number of Option Shares to be acquired and accompanied by a certified cheque or bank draft payable to the order of the Corporation in an amount equal to the product obtained when the Option Price is multiplied by the number of Option Shares being acquired.

2. Upon receipt of such notice and certified cheque or bank draft, the Corporation shall as soon as reasonably possible cause to be issued and delivered to the Optionee a share certificate in the name of the Optionee for the number of Option Shares acquired.

3. The Optionee shall have no rights as a shareholder of the Corporation with respect to any of the Option Shares until he shall become a holder of record thereof.

4.       (a)     The number of Option Shares and the Option Price shall be
                 adjusted appropriately for any increase or decrease in the number of outstanding Class "A" Common Shares of the capital stock of the Corporation resulting from payment of a stock dividend on its shares, a subdivision or combination of shares of the Corporation, a reclassification of the shares of the Corporation, or in the event of a merger or consolidation in which the Corporation shall be the surviving corporation.
                 After any merger of one or more corporations into the Corporation and after any consolidation of the Corporation into one or more corporations in which the Corporation shall be the surviving corporation, the Optionee shall, at no additional cost, be entitled upon the exercise of the Option to receive (subject to any required action by the shareholders of the Corporation) in lieu of the number of Option Shares provided herein, the number and class of shares of other stock or other securities to which the Optionee would have been entitled pursuant to the terms of the agreement, merger or consolidation if at the time of such agreement, merger or consolidation the



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                 Optionee had been the holder of record of the number of shares equal to the number of Option Shares for which the Option shall then have been exercised. Comparable rights shall accrue to the Optionee in the event of successive mergers or consolidations of the character described above.


         (b) The foregoing adjustments and the application of the foregoing provisions shall be determined by the Corporation at its sole discretion. Such adjustments may provide for elimination of any fractional share which might otherwise become subject to the Option.

         (c) Notwithstanding anything expressed or implied herein to the contrary, upon the dissolution or liquidation of the Corporation, or upon any merger or consolidation in which the Corporation is not the surviving corporation, the Option shall terminate, provided that the Optionee shall have the right immediately prior to such dissolution, liquidation, merger or consolidation to exercise the Option in whole or in part to the extent that it shall not then have been exercised.

5. The Option shall not be capable of assignment by the Optionee and no other person shall be entitled to nor obtain any rights, interests or benefits under the Option provided that in the event of the death or permanent disability of the Optionee, the legal representatives of the Optionee or the Optionee, as the case may be, shall be entitled to exercise the Option within the earlier of:

         (i) one (1) year from the date of death or disability of the Optionee, or

         (ii)    the Option Expiry Date.



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6.       In the event the Optionee ceases to be a director of the Corporation for any reason other than the death or permanent disability of the Optionee, the Optionee shall be entitled to exercise the Option within the earlier of:

         (i) three (3) months from the date the Optionee ceased to be a director of the Corporation, or

         (ii)    the Option Expiry Date.

7. Nothing contained herein shall obligate the Optionee to purchase or pay for any of the Option Shares except those Option Shares in respect of which the Optionee shall have exercised the Option pursuant to the terms hereof.



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